Exhibit 99.1

MiniMed Completes Separation from Medtronic

NORTHRIDGE, Calif., October 15, 2026 – MiniMed (Nasdaq: MMED) today announced the completion of its separation from Medtronic plc (“Medtronic”; NYSE: MDT), marking its first day as a fully independent company.

“Today marks the completion of our separation from Medtronic and a significant milestone for MiniMed,” said Que Dallara, Chief Executive Officer of MiniMed. “We are grateful to Medtronic for its partnership and support in reaching this point. As an independent company, we have the freedom to make the decisions we believe are right for our business and the people we serve, and the responsibility to see those decisions through. Our focus now is to put that independence to work and continue advancing what is possible in diabetes care.”

As separately announced yesterday, Medtronic accepted an aggregate of 55,032,401 Medtronic ordinary shares in exchange for 252,813,348 shares of MiniMed common stock. As a result, Medtronic no longer holds an equity stake in MiniMed. The exchange offer was 5.4x subscribed.

Full details of the results of the exchange offer are available in a separate press release issued yesterday by Medtronic. The exchange agent will promptly credit newly issued shares of MiniMed common stock in book-entry form to accounts maintained by the MiniMed transfer agent for tendering shareholders whose Medtronic ordinary shares were accepted in the exchange offer. Checks in lieu of fractional shares of MiniMed common stock will be delivered after the exchange agent has aggregated all fractional shares and sold them in the open market.

About MiniMed

MiniMed is a global leader in insulin delivery, constantly advancing therapies that support people with diabetes in 80 countries. Our full-stack, integrated ecosystem, including our insulin delivery systems, CGMs, algorithms, and easy-to-use app experience, is designed to work seamlessly together, supported by white-glove, wrap-around service. For over 40 years, we’ve pioneered therapies people can rely on by anticipating needs, reducing burden, and helping make life with diabetes easier. Our mission is to make every day a better day for people with diabetes.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties, including risks related to the expected effects on Medtronic and MiniMed of the exchange offer, the anticipated benefits of the exchange offer, Medtronic’s and MiniMed’s anticipated financial results, all other statements in this communication that are not historical facts, and other risks and uncertainties described in Medtronic’s and MiniMed’s periodic reports on file with the SEC including their most recent respective Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, the Registration Statement on Form S-4 filed by MiniMed in connection with the exchange offer, including the Prospectus forming a part thereof, the Schedule TO, and other exchange offer documents filed by Medtronic or MiniMed, as applicable, with the SEC. In some cases, you can identify these statements by forward-looking words or expressions, such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “looking ahead,” “may,” “plan,” “possible,” “potential,” “project,” “should,” “going to,” “will,” and similar words or expressions, the negative or plural of such words or expressions and other comparable terminology. Actual results may differ materially from anticipated results. MiniMed undertakes no obligation to update forward-looking statements or any of the information contained in this press release.

Contacts:

Ryan Weispfenning

Investor Relations

+1-763-505-4626

Ashley Patterson

Communications

+1-818-576-3025